Exhibit 5.1

April 17, 2018

General Mills, Inc.

Number One General Mills Boulevard

Minneapolis, Minnesota 55426

Ladies and Gentlemen:

We have acted as special counsel to General Mills, Inc., a Delaware corporation (the “Company”), in connection with the Company’s offering of $850,000,000 aggregate principal amount of Floating Rate Notes due 2021 (the “2021 Floating Rate Notes”), $400,000,000 aggregate principal amount of Floating Rate Notes due 2023 (the “2023 Floating Rate Notes”), $600,000,000 aggregate principal amount of 3.200% Notes due 2021 (the “2021 Notes”), $850,000,000 aggregate principal amount of 3.700% Notes due 2023 (the “2023 Notes”), $800,000,000 aggregate principal amount of 4.000% Notes due 2025 (the “2025 Notes”), $1,400,000,000 aggregate principal amount of 4.200% Notes due 2028 (the “2028 Notes”), $500,000,000 aggregate principal amount of 4.550% Notes due 2038 (the “2038 Notes”) and $650,000,000 aggregate principal amount of 4.700% Notes due 2048 (the “2048 Notes” and, together with the 2021 Floating Rate Notes, the 2023 Floating Rate Notes, the 2021 Notes, the 2023 Notes, the 2025 Notes, the 2028 Notes and the 2038 Notes, the “Securities”), pursuant to a registration statement on Form S-3 (No. 333-223919), as amended as of its most recent effective date (April 3, 2018), insofar as it relates to the Securities (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)) (as so amended, including the documents incorporated by reference therein but excluding Exhibit 25.1, the “Registration Statement”) and the prospectus dated March 26, 2018 (the “Base Prospectus”), as supplemented by the prospectus supplement thereto, dated April 3, 2018 (the “Prospectus Supplement” and, together with the Base Prospectus, including the documents incorporated by reference therein, the “Prospectus”). The Securities were issued under an Indenture, dated as of February 1, 1996 (as amended or supplemented, the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

In arriving at the opinion expressed below, we have reviewed the following documents:

Cleary Gottlieb Steen & Hamilton LLP or an affiliated entity has an office in each of the cities listed above.

General Mills, Inc., p. 2

(a)	the Registration Statement;

(b)	the Prospectus;

(c)	an executed copy of the Indenture;

(d)	an executed copy of the underwriting agreement dated April 3, 2018 (the “Underwriting Agreement”) between the Company and the several underwriters named in Schedule II thereto;

(e)	facsimile copies of the Securities in global form as executed by the Company and authenticated by the Trustee; and

(f)	the documents delivered by the Company pursuant to the Underwriting Agreement, including copies of the Company’s Restated Certificate of Incorporation and By-Laws, as amended, certified by the Secretary of State of the State of Delaware and the corporate secretary of the Company, respectively.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the law of the State of New York or the General Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

The foregoing opinion is limited to the law of the State of New York and the General Corporation Law of the State of Delaware.

General Mills, Inc., p. 3

We hereby consent to the use of our name in the Prospectus Supplement under the heading “Validity of the Notes” and in the Base Prospectus under the heading “Validity of Securities,” as counsel for the Company that has passed on the validity of the Securities and to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated April 17, 2018. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Sung K. Kang
Sung K. Kang, a Partner